Exhibit 99.1

FIBROGEN NAMES ENRIQUE CONTERNO AS CHIEF EXECUTIVE OFFICER

Conterno brings global pharmaceutical leadership from his three decades of industry experience

SAN FRANCISCO, CA — January 6, 2020 — FibroGen, Inc. (NASDAQ: FGEN) announced that its Board of Directors unanimously appointed Enrique Conterno as the company’s Chief Executive Officer and a member of the Board of Directors, effective today. Conterno previously worked as a senior vice president for Eli Lilly and Company, serving as President, Lilly USA, President, Lilly Diabetes, and a member of Lilly’s corporate executive committee.

“Following a comprehensive search, we are confident Enrique is the right individual to assume leadership of FibroGen at this pivotal time,” said Tom Kearns, previously Chairman of the Board, and lead independent director. “Enrique’s nearly three decades of experience in the global healthcare industry include multiple strategic leadership roles and the oversight of several significant product launches, including the diabetes field’s first-ever cardiovascular approval. Enrique re-established Lilly’s leadership position in diabetes, growing the business from approximately $3 billion to over $10 billion in annual revenue. Enrique is extremely qualified to lead FibroGen as we prepare for the global commercialization of roxadustat and continue the advancement of our clinical programs.”

“I am energized to join a company with such an innovative pipeline, as well as the first-in-class asset roxadustat, which has the potential to change the treatment paradigm in anemia that has seen little progress in the last 30 years,” said Conterno. “This is a tremendously exciting time for FibroGen and I am grateful to have the opportunity to work with this team as we continue to apply groundbreaking science with the goal of helping patients around the world.”

Jim Schoeneck has served as the company’s Interim CEO since August 2019, following the unexpected passing of founder and long-term CEO, Tom Neff.  With the hiring of Enrique, Jim is appointed Chairman of the Board of Directors and will continue to serve the company during a transition period as Interim President.

“On behalf of the Board of Directors, I would like to thank Jim Schoeneck for his dedicated leadership during this transition,” said Kearns. “Jim’s knowledge of the industry, as well as our science and strategy, has been instrumental in keeping the company focused on top priorities during a difficult and critical period in its development, including the filing of the roxadustat U.S. NDA.  Jim will be instrumental in working with Enrique and the rest of the Board to continue to fulfill the founding vision for the company, bringing novel, first-in-class medicines to patients.”

Exhibit 99.1

A native of Peru, Conterno holds a bachelor’s degree in mechanical engineering from Case Western Reserve University and a master’s degree in business administration from Duke University. Conterno joined Eli Lilly and Company in 1992 and spent the next two decades working in the U.S. and internationally across sales, marketing, finance, business development, and general management roles. Conterno became the President of Lilly Diabetes in 2009. In addition to those responsibilities, Conterno took on the role of President of Lilly USA in January 2017. Conterno retired from Eli Lilly and Company at the end of 2019 after 27 years of service with the company.

About FibroGen
FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity, completing worldwide Phase 3 clinical development for the treatment of anemia in chronic kidney disease (CKD), is approved by the National Medical Products Administration (NMPA) in China for CKD patients on dialysis and not on dialysis, and by the Ministry of Health, Labour and Welfare (MHLW) in Japan for CKD patients on dialysis. The NDA for roxadustat for treatment of CKD anemia was submitted to the U.S. FDA in December 2019. Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS), and in a Phase 2 U.S. trial for treatment of chemotherapy-induced anemia. Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and pancreatic cancer, and is currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the company’s product candidates, and our clinical and regulatory plans. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on 10-Q for the fiscal quarter ended September 30, 2019 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Exhibit 99.1

Contact:
FibroGen, Inc.

Media Inquiries:
Sara Iacovino
1.703.474.4452
sara.iacovino@gcihealth.com

Investors:
Michael Tung, M.D.
Investor Relations
1.415.978.1433
ir@fibrogen.com